Exhibit 10.15

LEASE AGREEMENT

Basic Lease Information

Lease Date:	August 3, 1998

Lessor:	Valley Centre I, L.L.C.

Lessor's Address:	1109 First Avenue, Suite 500
Seattle, WA 98104

Lessee:	United Natural Foods, Inc.,
a Delaware corporation

Lessee's Address:	12745 Earhart Avenue
Auburn, CA 95602

Park:	Valley Centre Corporate Park

Lot:	The tax parcel on which the Building is
located (Exhibit A), which is legally
described in Exhibit A-1.

Building:	The approximate 320,710 square foot building
to be constructed on the Lot by Lessor in
which the Premises will be located.

Premises:	Approximately 204,804 square feet as outlined
in red on Exhibit A.

Premises Address:	To Be Determined
Auburn, Washington

Term:	ten (10) years commencing on. the
Commencement Date defined in Section 2,
subject to extension as provided in Section
30.

Early Occupancy Date:	Twelve (12) weeks prior to the anticipated
completion of Lessor's Work defined in
Section 2.

Base Rent Schedule:	Month 1:	$ 0
	Month 2 through 36:	$ 62,762
	Month 37-60:	$ 65,931
	Month 61-96;	$ 69,577
	Months 97-120	$ 74,955

(i)

Lessee's Share of Operating Expenses:	58.58%

Lessee's Share of Tax Expense:	58.58%

Lessee's Share of Common Utility Expenses:	58.58%

Permitted	Uses: Any lawful purpose including general
office, receiving, storing, shipping,
assembly, light manufacturing, and selling
products, materials and merchandise made
and/or distributed by Lessee.

Insurance Amount:	Bodily injury limit of not less than
$1,000,000.00 per occurrence. Property damage
limit of not less than $1,000,000.00 per
occurrence.

Parking Spaces:	Lessee's pro rata share of the common area
parking at the Premises which shall include
not fewer than 120 spaces.

Exhibits:	Exhibit A - Premises
Exhibit B - Work Letter
Exhibit C - Exclusion From Operating Expenses
Exhibit D - Rules and Regulations

(ii)

LEASE AGREEMENT

This Lease is made and entered into as of the Lease Date included in the Basic Lease Information as set forth on pages (i) and (ii). The Basic Lease Information is incorporated by reference herein, and the Basic Lease Information and this Lease are and shall be construed as a single instrument.

1. Premises: Lessor hereby leases to Lessee upon the terms and conditions contained herein the Premises, together with (a) any and all easements, appurtenances, rights, privileges and benefits now or hereafter belonging thereto or commonly enjoyed therewith and (b) the right to use in common with Lessor and other lessees of the Park, the Common Areas (defined below).

2. Commencement Date: The Term and the obligation to pay Rent shall commence on the date (the "Commencement Date") which is the earlier of (a) the date of Substantial Completion (as defined in Section 4.E) of Lessor's Work (defined below) or (b) the date on which Lessee commences business in the ordinary course in the Premises, and terminate on the date (the "Expiration Date") which is ten (10) years after the Commencement Date or, if the Commencement Date is not the first day of a month, on the tenth anniversary of the last day of the month in which the Commencement Date occurs. Lessor shall permit Lessee to occupy the Premises on the Early Occupancy Date at Lessee's risk in order to perform Lessee's Work (defined in the Work Letter) attached hereto as Exhibit B and incorporated by reference herein) and, to the extent permitted under applicable laws, to deliver inventory to the Premises. Occupancy by Lessee prior to the Commencement Date shall be subject to the terms of this Lease, except Sections 3, 5, 7 and 10. References to the "Term of this Lease" shall mean the original term as provided in this Section 2 and any Additional Term (defined below) pursuant to Section 30.

3. Rent: Beginning on the Commencement Date, Lessee shall pay to Lessor, without prior notice or demand, the Base Rent shown in the Basic Lease Information, payable in advance at Lessor's address shown in the Basic Lease Information on the first day of each month throughout the term of the Lease. The term "Rent" as used in this Lease shall mean the Base Rent and Lessee's share of Operating Expenses and Tax Expenses and Utilities as specified in Sections 5.A, 5.B, and 6 of this Lease.

4. Construction:

A. Lessor's Work. Lessor, at its cost and expense, shall be responsible for the construction of the Building and Common Areas and other improvements (collectively, "Lessor's Work") as provided in the Work Letter.

B. Lessee's Work. Lessee, at its cost and expense shall be responsible for the construction of Lessee's Work as defined in the Work Letter.

C. Redecoration Allowance. On the fifth anniversary of the Commencement Date and on the first day of each Additional Term if this Lease remains in effect, Lessor shall pay Lessee $40,000 to defray Lessee's costs of redecorating and refurbishing the Premises.

D. Completion of Construction. Lessor shall promptly commence and diligently proceed to complete Lessor's Work on or before March 1, 1999 (the "Anticipated Completion Date"). If Substantial Completion has not occurred on or before April 30, 1999, Lessee shall have the right at any time thereafter to terminate this Lease upon not less than thirty (30) days prior written notice to Lessor, as Lessee's sole and exclusive remedy for Lessor's failure to substantially complete Lessor's Work by such date, unless during such period, Substantial Completion shall have occurred. In addition, if Substantial Completion has not occurred on or before April 30, 1999, and (a) if Lessee is required to reimburse or pay to a Sublessee Holdover Rent (as defined in each Sublease), Lessor shall reimburse Lessee for all such amounts and (b) if a Sublease (defined below) is terminated by a Sublessee or Lessee, Lessor shall pay to Lessee all amounts which would have been paid to Lessee under the applicable Sublease. All amounts payable to Lessee pursuant to this Section 4.E shall be paid within ten (10) days of written request accompanied by reasonable evidence of the amounts payable.

E. Substantial Completion. For purposes of this Lease, the term "Substantial Completion" means completion of Lessor's Work in accordance with the Work Letter as certified by (i) the architect for the Building, except so-called "punch list" items not exceeding $37,500, in the aggregate, the failure of which to complete does not interfere with Lessee's use of the Premises and Common Areas, and (ii) the delivery of a certificate of occupancy by appropriate public officials having jurisdiction confirming Lessee's right to occupy and use the Premises and Common Areas in accordance with applicable laws, or if such certificate is not available by reason of uncompleted Lessee's Work, other written evidence that such certificate will be issued upon completion of Lessee's Work in accordance with applicable laws.

F. Common Areas. For purposes of this Lease, the term "Common Areas" shall mean and include, but not be limited to, any and all parking areas, roads, streets, drives, passageways, sidewalks, landscaped areas, ramps, walkways, entrances and exits, curb-cuts, lighting equipment, surface drainage facilities, traffic control signs, fences, retaining walls, and other common areas and improvements from time to time located on the Lot or in the Park. Without Lessee's prior written consent, Lessor or its lessees shall not construct any building, structure or improvement in those portions of the Lot and Park designated as "NO BUILD AREA" on Exhibit A.

5. Expenses:

A. Operating Expenses. In addition to the Rent set forth in Section 3, Lessee shall pay its share, which is defined in the Basic Lease Information, of all Operating Expenses. "Operating Expenses" are defined as the all reasonable amounts reasonably incurred and paid by Lessor in connection with the ownership, maintenance, repair and operation of the Premises, the Building and the Park, and where applicable, of the Lot, except Operating Expenses shall not include any of the amounts described in Exhibit C.

Operating Expenses may include, but are not limited to:

(a) Lessor's cost of non-structural repairs to and maintenance of the roof and exterior walls of the Building, including patching of the roof and roof membrane;

(b) Lessor's cost of maintaining the outside paved area, landscaping and other common areas of the Park;

(c) Lessor's annual cost of all risk and other insurance including earthquake endorsements for the Building and the Park and rental loss insurance;

(d) Lessor's cost of modifications to the Building occasioned by any rules, laws or regulations effective subsequent to the Commencement Date;

(e) Lessor's cost of modifications to the Building occasioned by any rules, laws or regulations arising from Lessee's use of the Premises regardless of when such rules, laws or regulations became effective, excluding such costs relating to Lessor's Work on account of rules, laws and regulations in effect as of the time such work is performed;

(f) Lessor's cost of preventative maintenance contracts including, but not limited to, contracts for elevator systems and heating, ventilation and air conditioning systems, with bi-monthly service;

(g) Lessor's cost of security and fire protection services for the Park, if in Lessor's sole discretion such services are provided; and

(h) Reasonable management fees and expenses and reasonable accounting fees and expenses.

B. Tax Expenses. In addition to the Rent set forth in Section 3, Lessee shall pay its share, which is defined in the Basic Lease Information, of all real property taxes applicable to the land and improvements included within the Park. The term "Tax Expense" means and includes any form of tax, assessment, general assessment, special assessment, lien, levy, bond obligation, license fee, license tax, tax or excise on rent, or any other levy, charge or expense, together with any statutory interest thereon, (individually and collectively, the "Impositions"), now or hereafter imposed or required by any authority having the direct or indirect power to tax, including any federal, state, county or city government or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, (individually and collectively, the "Governmental Agencies") on any interest of Lessor or Lessee or both (including any legal or equitable interest of Lessor or its mortgagee, if any) in the Premises or the Building or the Park, including without limitation:

(a) any Impositions upon, allocable to or measured by the area of the Premises or the Building or the Park, or the rental payable hereunder, including without limitation, any gross income tax or excise tax levied by any Governmental Agencies with respect to the receipt of such rental (except any business and occupation taxes imposed on Lessor's gross income);

(b) any Impositions upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair or use or occupancy by Lessee of the Premises or any portion thereof;

(c) any Impositions upon or with respect to the building equipment and personal property used in connection with the operation and maintenance of the Building or the Park or upon or with respect to the furniture, fixtures and decorations in the common areas of the Building or the Park;

(d) any Impositions upon this Lease or this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises;

(e) any Impositions by Governmental Agencies (whether or not such impositions constitute tax receipts) in substitution, partially or totally, of any impositions now or previously included within the definition of real property taxes, including those calculated to increase tax increments to Governmental Agencies and to pay for such services as fire protection, water drainage, street, sidewalk and road maintenance, refuse removal or other governmental services formerly provided without charge to property owners or occupants; or

(f) any and all reasonable costs, including without limitation, the fees of attorneys, tax consultants and experts, reasonably incurred by Lessor in negotiating or contesting the amount of such real property taxes in formal or informal proceedings before the Governmental Agency imposing such real property taxes; provided, however, that Impositions shall in no event include (i) Lessor's general income, inheritance, estate, gift, franchise or transfer taxes, (ii) Impositions separately assessed and directly attributable to particular improvements for the benefit of, or owned by, other lessees of the Park or (iii) penalties, interest or late charges on account of Lessor's failure to pay any of the Impositions, except to the extent caused by Lessee's failure to pay its share of Impositions as provided in this Section 7.B.

C. Payment of Expenses. Lessor shall estimate the Operating Expenses and Tax Expense for the calendar year in which the Lease commences. Commencing on the Commencement Date, one-twelfth (1/12th) of this estimate shall be paid by Lessee to Lessor on the first day of each month of the remaining months of the calendar year. Thereafter, Lessor may estimate such expenses as of the beginning of each calendar year and require Lessee to pay one-twelfth (1/12th) of such estimated amount as additional Rent hereunder on the first day of each month. Not later than March 31 of the following calendar year, or as soon thereafter as reasonably possible, including the year following the year in which this Lease terminates, Lessor shall furnish Lessee with a true and correct accounting of actual Operating Expenses and Tax Expense, and within thirty (30) days of Lessor's delivery of such accounting, Lessee shall pay to Lessor, the amount of any underpayment.

Notwithstanding the foregoing, failure by Lessor to give such accounting by such date shall not constitute a waiver of Lessor of its right to collect Lessee's share of any underpayment. Lessor shall credit the amount of any overpayment by Lessee toward the next estimated monthly installment(s) falling due, or where the term of the Lease has expired, refund the amount of overpayment to Lessee.

D. Limitation. Notwithstanding the foregoing, in no event shall the aggregate amount of Lessee's share of Operating Expenses and Tax Expense during the first thirty-six (36) months of the Term exceed $405,803.52.

6. Utilities: Lessee shall pay the cost of all water, sewer use and connection fees, gas, heat, electricity, telephone and other utilities billed or metered separately to Lessee, except the cost of constructing utility lines and installing utility meters included in Lessor's Work. For utility fees or use charges that are not billed separately to Lessee, Lessee shall pay the amount which Lessor reasonably determines by survey, separate meter or similar means is attributable to Lessee's use of the Premises. In addition, Lessee shall within fifteen (15) days after receiving a bill from Lessor pay Lessor its share, which is described on page 1, of any common area utility costs.

7. Late Charges: Lessee acknowledges that late payment by Lessee to Lessor of Rent, Lessee's share of Operating Expenses, Tax Expenses, utility costs or other sums due hereunder, will cause Lessor to incur costs not contemplated by this Lease and the exact amount of such costs are extremely difficult and impracticable to fix. Such costs, include without limitation, processing and accounting charges, and late charges that may be imposed on Lessor by the terms of any note secured by any encumbrance against the Premises. Therefore, in the event any installment of Rent or other sum remains unpaid for more than five (5) days from the date due, upon Lessor's written request made within thirty (30) days of the date payment was due, Lessee shall pay Lessor, a late charge of five percent (5%) of the overdue amount; provided, however, that Lessor shall give one (1) written notice during each year before assessing such late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of late payment by Lessee. Acceptance of any late charge without concurrent or prior payment of the overdue amount shall not constitute a waiver of Lessee's default with respect to the overdue amount, nor prevent Lessor from exercising any of the other rights and remedies available to Lessor.

8. Use of Premises: The Premises are to be used for the uses stated in the Basic Lease Information and for no other purposes without Lessor's prior written consent. Lessee shall not do or permit anything to be done in or about the Premises nor keep or bring anything therein which will increase the existing rate of or affect any policy of fire or other insurance upon the Building or any of its contents, or cause a cancellation of any insurance policy. Lessee shall not do or permit anything to be done in or about the Premises which will unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building or other buildings in the Park or injure or unreasonably annoy other tenants or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Lessee cause, maintain or permit any nuisance in, on or about the Premises. Lessee shall not damage or deface or otherwise commit or suffer to be committed any waste in or upon the Premises. Lessee shall honor the terms of all covenants, conditions and restrictions relating to the Park listed in Exhibit D hereto. Lessee shall honor the rules and regulations attached to and made a part of this Lease and any other reasonable regulations of the Lessor related to parking and the operation of the Building. All such rules and regulations shall be uniformly applied and enforced.

9. Alterations and Additions: Lessee shall not install any signs, fixtures or improvements to the Premises (collectively, "Alterations") without the prior written consent of Lessor, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Lessee shall make no structural alterations and shall make no roof penetrations without Lessor's consent in Lessor's sole discretion except as provided below. Lessor acknowledges that Lessee may wish to expand freezer and cooler areas and equipment. Lessor agrees that it will not unreasonably withhold its consent to such expansion provided the structural integrity of the Building is maintained and the work is of a quality consistent with Lessee's Work. Lessor expressly consents to Lessee's Work. Lessee shall keep the Premises and the property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Lessee. Prior to the commencement of Alterations involving a cost of more than Two Hundred Thousand Dollars ($200,000), Lessor may require Lessee to post a completion bond for up to 125% of the cost of the work. Lessee shall have the right to contest the correctness or validity of any such lien if,within thirty (30) days of demand by Lessor, it procures and records a lien release bond issued by a responsible corporate surety in an amount sufficient to satisfy statutory requirements therefor in the State of Washington. Lessee shall promptly pay or cause to be paid all sums awarded to the claimant on its suit, and, in any event, before any execution is issued with respect to any judgment obtained by the claimant in its suit or before such judgment becomes a lien on the Premises, whichever is earlier. Upon termination of this Lease, Lessee shall remove all signs, fixtures, furniture and furnishings and if requested by Lessor, remove any improvements made by Lessee (including freezers and coolers included in Lessee's Work) and repair any damage caused by the installation or removal of such signs, fixtures, furniture, furnishings and improvements and leave Premises in as good condition as they were at the time of the commencement of this Lease, excepting for reasonable wear and tear and damage by fire or casualty. Notwithstanding the foregoing, Lessee may, without

Lessor's consent, install and replace its trade fixtures and equipment and make interior, non-structural alterations to the Premises.

10. Repairs and Maintenance: Lessee shall, at Lessee's sole cost and expense, maintain the Premises in the condition delivered, reasonable wear and tear and damage by fire or other casualty excepted, and in clean and safe condition. Lessee shall keep the sidewalks, loading areas, driveways and other areas immediately adjacent to the Premises free from rubbish and other debris. Lessee, at its sole cost and expense, shall repair to its prior condition any damage to the Premises caused by Lessee or its employees, agents, invitees, licensees or contractors. Without limiting the generality of the foregoing, Lessee shall be solely responsible for maintaining and repairing all plumbing, lighting, electrical wiring and equipment within the Premises and interior walls. Lessee shall repair and maintain the heating, ventilation and air conditioning ("HVAC") systems for the Premises pursuant to a maintenance contract with a recognized HVAC contractor.

Except for repairs rendered necessary by the negligence of Lessee, its agents, employees and contractors, Lessor shall maintain, repair and replace, if necessary, in good condition, reasonable wear and tear excepted, the roof, foundations and exterior walls of the Building (exclusive of glass and exterior doors within the Premises), utility and sewer pipes outside the Premises and all parking areas, sidewalks, driveways and other Common Areas and to keep the Common Areas in a neat, clean, safe, good and orderly condition. Lessor shall be responsible for the removal of all snow and ice from the Common Areas. Except as otherwise provided in Section 5.A, costs incurred by Lessor pursuant to this Section 10 shall be Operating Expenses.

Except for normal maintenance and repair of the items outlined above, Lessee shall have no right of access to or install any device on the roof of the Building nor make any penetrations of the roof of the Building without the express prior written consent of Lessor, except as set forth in the last paragraph of Section 9. 11. Insurance: A. Lessee shall at all times during the term of this Lease, and at its sole cost and expense, maintain workers compensation insurance and comprehensive general liability insurance against liability for bodily injury and property damage by reason of the use and occupancy of the Premises by Lessee, its Authorized Representative (defined below) and its invitees, with liability limits as set forth in the Basic Lease Information with such insurance naming Lessor and any mortgagee of Lessor as an additional insured and including such endorsements as may be reasonably required by Lessor. In no event shall the limits of said policy or policies be considered as limiting the liability of Lessee under this Lease.

All insurance required to be carried by Lessee under this Lease shall: (i) be issued by insurance companies authorized to do business in the State of Washington with a rating of A/VI or better as rated in the most recent edition of Best's Insurance Reports; (ii) be issued as a primary policy, and (iii) contain an endorsement requiring thirty (30) days' prior written notice from the insurance company to both parties, and, if requested by Lessor, to Lessor's lender, before cancellation or change in the coverage, scope, or amount of any policy. Each policy or a certificate of the policy, together with evidence of payment of premiums, shall be deposited with Lessor on or before the Commencement Date, and on renewal of the policy not less than ten (10) days before the expiration of the term of the policy.

B. Lessor shall at all times during the term of the Lease maintain comprehensive general liability insurance on the Park (including the Building) against liability for bodily injury and property damage with liability limits as set forth in the Basic Lease Information. Lessor shall also maintain with respect to the Park (including the Building) fire insurance with "all risk" endorsements, including flood and earthquake, in an amount not less than the full replacement cost thereof. All such insurance shall be issued by companies and otherwise meet the standards set forth in the second paragraph of Section 11A.

12. Indemnity and Limitation of Liability:

A. Generally. Lessee agrees to save and hold Lessor harmless and indemnify Lessor from and against all liabilities, charges and expenses (including reasonable attorneys' fees, costs of court and expenses necessary in the prosecution or defense of any litigation) by reason of injury to person or property (a) occurring in, on or about the Premises resulting from the acts or omissions of Lessee, its Authorized Representatives, its customers or invitees and (b)

occurring in, on or about the Building or the Park resulting from the acts or omissions of Lessee or its Authorized Representatives. Lessor agrees to save and hold Lessee harmless and indemnify Lessee from and against all liabilities, charges and expenses (including reasonable attorneys' fees, costs of court and expenses necessary in the prosecution or defense of any litigation) by reason of injury to person or property occurring in, on or about the Premises or the Building or the Park resulting from the acts or omissions of Lessor or its Authorized Representatives. A party's obligation under this Section to indemnify and hold the other party harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the party being indemnified.

B. Concurrent Negligence of Lessor and Lessee. Notwithstanding Section 12.A above, in the event of concurrent negligence of Lessee, or its Authorized Representatives, on the one hand, and that of Lessor, or its Authorized Representatives, on the other hand, which concurrent negligence results in damage to any persons or property occurring in, on or about the Premises or the Building or the Park, either party's obligation to indemnify the other party as set forth in Section 12.A shall be limited to the extent of the negligence of the indemnifying party, or its authorized representatives, including the indemnifying party's proportional share of costs and attorneys' fees incurred in connection with any claims, actions or proceedings brought with respect to such damage.

C. Waiver of Worker's Compensation Immunity. The indemnification obligations contained in this Section shall not be limited by any worker's compensation, benefit or disability laws, and each indemnifying party hereby waives (solely for the benefit of the indemnified party) any immunity that said indemnifying party may have under the Industrial Insurance Act, Title 51 RCW and similar worker's compensation, benefit or disability laws.

D. Provisions Specifically Negotiated. LESSOR AND LESSEE ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED THOSE RELATING TO WORKER'S COMPENSATION BENEFITS AND LAWS) WAS SPECIFICALLY NEGOTIATED AND AGREED TO BY LESSOR AND LESSEE.

E. Exemption of Lessor from Liability. Except as provided in Section 4.D, and except for damage resulting from the negligence of Lessor or its Authorized Representatives or as a result of any misrepresentation, breach of warranty or failure to perform its obligations hereunder, Lessor shall not be liable to Lessee for any damage to Lessee or Lessee's property, for any injury to or loss of Lessee's business or for any damage or injury to any person from any cause.

F. Definitions. The term "Authorized Representatives" means any shareholder, director, officer, partner, agent, employee or independent contractor of either party.

13. Assignment and Subleasing:

A. Lessee shall not assign or transfer this Lease or sublet more than thirty percent (30%) of the Premises except to a Permitted Transferee (defined below) without the written consent of Lessor, which shall not be unreasonably withheld. If Lessee seeks to sublet or assign all or any portion of the Premises for which Lessor's consent is required, Lessee shall give written notice (the "Transfer Notice") together with a copy of the proposed sublease or assignment agreement and all agreements collateral thereto, to Lessor at least thirty (30) days prior to the commencement of the sublease or assignment. If Lessor has not given Lessee written notice of its objection to the proposed assignment or sublease within fifteen (15) days of receipt of the Transfer Notice, Lessor shall be deemed to have consented thereto. Each permitted assignee or sublessee shall assume and be deemed to assume this Lease and shall be and remain liable jointly and severally with Lessee for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Lessee's part to be performed or complied with, for the term of this Lease. In the event of any sublease or assignment of all or any portion of the Premises for which Lessor's consent is required where the Rent reserved in the sublease or assignment exceeds the sum of (a) the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease and (b) amounts payable by Lessee under the Current Lease not reimbursed by a Sublessee, Lessee shall pay the Lessor monthly, as additional Rent, at the same time as the monthly installments of Rent hereunder, one-half (1/2) of the excess of the Rent reserved in the sublease over the Rent reserved in this Lease applicable to the sublease space.

B. For purposes of this Lease, the term "Permitted Transferee" means a corporation or other business entity which controls, is controlled by, or is under common control with, Lessee, and the term "control" means the ownership of a majority of the outstanding voting stock or similar equity interest of such corporation or other entity.

14. Subrogation: Subject to the approval of their respective insurers, Lessor and Lessee hereby mutually waive their respective rights of recovery against each other from any insured loss. Each party shall obtain any special endorsements, if required by their insurer, to evidence compliance with the aforementioned waiver.

15. Ad Valorem Taxes: Lessee shall pay before delinquent all taxes assessed against the personal property of the Lessee and all taxes attributable to any leasehold improvements made by Lessee.

16. Subordination; Landlord's Waiver:

A. This Lease is and shall be prior to any mortgage or deed of trust (a "Mortgage") recorded after the date of this Lease affecting the Premises, the Building, the Park or the Lot. If, however, a lender requires that this Lease be subordinate to any Mortgage, this Lease shall be subordinate to that Mortgage if Lessor first obtains from the lender a written agreement reasonably acceptable to Lessee that provides substantially the following:

"As long as Lessee performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of or sale under the mortgage, and no steps or procedures taken under the mortgage, shall affect Lessee's rights under this Lease."

Lessee shall attorn to any purchaser at any foreclosure sale, or to any grantee or transferee designated in any deed given in lieu of foreclosure. Lessee shall execute the written agreement and any other documents reasonably required by the lender to accomplish the purposes of this Section.

B. Lessor agrees to pay and perform as and when due each of its obligations under each Mortgage.

C. Lessor agrees to execute and deliver from time to time such documents and instruments reasonably requested by Lessee's lenders waiving any security interest of Lessor in any of Lessee's property, permitting such lender to enter the Premises to enforce its rights against Lessee and including other customary provisions; provided such agreement (i) requires lender to repair any damage to the Premises caused in connection therewith and to pay Rent during any period of occupancy and (ii) does not permit such lender to occupy the Premises for more than sixty (60) days.

17. Right of Entry: Lessee grants Lessor or its agents the right to enter the Premises at all reasonable times after twenty-four (24) hours notice for purposes of inspection, exhibition, repair and alteration. Lessor shall at all times have and retain a key with which to unlock all the doors in, upon and about the Premises, excluding Lessee's vaults and safes, and Lessor shall have the right to use any and all reasonable means Lessor deems necessary to enter the Premises in an emergency. Lessor shall also have the right to place "for rent" and/or "for sale" signs on the outside of the Premises during the last six (6) months of the term of this Lease. Lessee hereby waives any claim from damages or for any injury or inconvenience to or interference with Lessee's business, or any other loss occasioned thereby except for any claim for any of the foregoing arising out of the negligent acts or omissions of Lessor or its authorized representatives.

18. Estoppel Certificate: Upon the reasonable request of either party, at any time or from time to time, Lessor and Lessee agree to execute, acknowledge and deliver to the other, within twenty (20) days after request, a written instrument, duly executed and acknowledged, (a) certifying that this Lease has not been modified and is in full force and effect or, if there has been a modification of this Lease, that this Lease is in full force and effect as modified, stating such modifications, (b) specifying the dates to which the Rent and other amounts have been paid, (c) stating whether or not, to the knowledge of the party executing such instrument, the other party hereto is in default and, if such party is in default, stating the nature of such default and (d) stating whether or not, to the knowledge of the party executing such instrument, there are then existing any set-offs or defenses against the enforcement of any of the obligations hereunder upon the part of Lessor or Lessee, as the case may be, to be performed or complied with and, if so, specifying the same. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrance of the Premises. Lessee's failure to deliver such statement within such time shall be conclusive upon the Lessee that (x) this Lease is in full force and effect, without modification except as may be represented by Lessor; (y) there are no uncured defaults in the Lessor's performance, and (z) not more than one month's rent has been paid in advance.

19. Lessee's Default: The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Lessee:

(a) The vacation or abandonment of the Premises by the Lessee.

(b) The failure by Lessee to make any payment of Rent or any other payment required hereunder after receiving ten (10) days written notice that Lessee has failed to make such payment by the date said payment is due.

(c) The failure of Lessee to observe, perform or comply with any of the conditions or provisions of this Lease for a period of thirty (30) days after written notice, or such additional time as may be reasonably required to remedy the same by appropriate action promptly commenced and diligently continued.

(d) Lessee becoming the subject of any bankruptcy (including reorganization or arrangement proceedings pursuant to any bankruptcy act) or insolvency proceeding whether voluntary or involuntary.

(e) The use or storage by Lessee of Hazardous Materials on the Premises other than as permitted by the provisions of Section 27 of this Lease for a period of thirty (30) days after written notice or such additional time as may be reasonably necessary to remedy the same by appropriate action promptly commenced and diligently continued.

20. Remedies for Lessee's Default: In the event of Lessee's default or breach of the Lease, Lessor may terminate Lessee's right to possession of the Premises by any lawful means in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In addition, the Lessor shall have the immediate right of re-entry, and if this right of re-entry is exercised following abandonment of the Premises by Lessee, Lessor may consider any personal property belonging to Lessee and left on the Premises to also have been abandoned.

If Lessee breaches this Lease and abandons the property before the end of the term, or if Lessee's right to possession is terminated by Lessor because of a breach of the Lease, then in either such case, Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee's default including without limitation thereto, the following: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that is proved could be reasonably avoided; plus (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including without limitation, any reasonable costs or expenses incurred by Lessor in (A) retaking possession of the Premises, including reasonable attorney fees therefor, (B) maintaining or preserving the Premises after such default, (C) preparing the Premises for reletting to a new Lessee, including repairs or necessary alterations to the Premises for such reletting, (D) leasing commissions, and (E) any other costs reasonably necessary or appropriate to relet the Premises; plus (v) at Lessor's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law. Upon any such re-entry Lessor shall have the right to make any reasonable repairs, alterations or modifications to the Premises, which Lessor in its reasonable discretion deems necessary. As used in Subsection 20(i) the "worth at the time of award" is computed by allowing interest at the rate of twelve percent (12%) per year from the date of default. As used in Subsections 20(ii) and 20(iii) the "worth at the time of award" is computed by discounting such amounts at the discount rate of twelve percent (12%) per year.

The foregoing remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law or to any equitable remedies Lessor may have, and to any remedies Lessor may have under bankruptcy laws or laws affecting creditor's rights generally.

The waiver by Lessor of any breach of any term of this Lease shall not be deemed a waiver of such term or of any subsequent breach thereof.

21. Holding Over: If Lessee holds possession of the Premises after the Term of this Lease with Lessor's consent, Lessee shall become a tenant from month to month upon the terms specified at a monthly Rent of one hundred twenty-five percent (125%) of the Rent due on the last month of the Lease Term, payable in advance on or before the first day of each month. All options, if any, granted under the terms of this Lease shall be deemed terminated and be of no effect during said month to month tenancy. Lessee shall continue in possession until such tenancy shall be terminated by either Lessor or Lessee giving written notice of termination to the other party at least thirty (30) days prior to the effective date of termination.

22. Lessor's Default: Lessee agrees to give any holder of a deed of trust encumbering the Premises and of which Lessee has actual notice ("Trust Deed Holders"), by certified mail, a copy of any notice of default served upon the Lessor by Lessee, provided that prior to such notice Lessee has been notified in writing (by way of actual delivery of Notice of Assignment of Rents and Leases, or otherwise) of the address of such Trust Deed Holder. Lessee further agrees that if Lessor shall have failed to cure such default within the time, if any, provided for in this Lease, then the Trust Deed Holders shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary, if the Trust Deed Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. The failure by Lessee to give any notice to a Trust Deed Holder pursuant to this Section 22 shall not in any way release or limit Lessor's obligations to Lessee.

23. Sale of Premises: In the event of a sale of the Building and Lot (including the Common Areas) and the assumption in writing by the purchaser of all obligations of Lessor hereunder arising after such sale, Lessor shall have no liability to Lessee on account of obligations of Lessor arising after such sale. The foregoing shall not release Lessor of any obligations on account of acts or events occurring prior to such sale.

24. Waiver: No delay or omission in the exercise of any right or remedy of Lessor on any default by Lessee shall impair such a right of remedy or be construed as a waiver. The subsequent acceptance of Rent by Lessor after breach by Lessee of any covenant or term of this Lease shall not be deemed a waiver of such breach, other than a waiver of timely payment for the particular Rent payment involved, and shall not prevent Lessor from maintaining an unlawful detainer or other action based on such breach. No payment by Lessee or receipt by Lessor of a lesser amount than the monthly Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Lease.

25. Casualty Damage: If the Premises or any part thereof shall be damaged by fire or other casualty (a "Casualty"), Lessee shall give prompt written notice thereof to Lessor. In case of Substantial Damage (described below), each of Lessor and Lessee may, at its option, terminate this Lease as of the date of such damage by notifying the other in writing of such termination within thirty (30) days after the date of such damage. If this Lease is not terminated by Lessor or Lessee, Lessor shall promptly commence to repair and restore the Building and shall proceed with reasonable diligence to restore the Building and the Premises within two hundred ten (210) days from the date of the Casualty (except that Lessor shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Lessor shall not be required to rebuild, repair or replace any part of Lessee's furniture, furnishings or fixtures and equipment removable by Lessee or, except to the extent of insurance proceeds available therefor, any improvements installed by Lessee under the provisions of this Lease. Lessor shall not be liable for any inconvenience or annoyance to Lessee, injury to the business of Lessee, loss of use of any part of the Premises by the Lessee or loss of Lessee's personal property resulting in any way from such damage or the repair thereof. If this Lease is not terminated as provided above, there shall be an appropriate abatement of Rent and other amounts payable hereunder from the date of such damage until restoration thereof, according to the extent to which Lessee is unable to use the Premises and Common Areas in the ordinary course of its business. For purposes of this Lease, "Substantial Damage" means damage or destruction to (a) the Building or the Premises which, in the reasonable opinion of Lessor's independent architect or engineer, cannot be repaired both (i) within two hundred ten (210) days from the date of the Casualty and (ii) more than ninety (90) days prior to the expiration of the term of this Lease, including any Additional Term the option for which shall have been exercised or (b) the Common Areas which, in the reasonable opinion of Lessee, materially interferes with the conduct of Lessee's business and which cannot be repaired within the period set forth in clause (a). Notwithstanding the foregoing, Lessor shall not in any event be required to spend for such work an amount in excess of the insurance proceeds actually received by Lessor as a result of fire or other casualty. If Lessor is unable to restore the Building and Premises to substantially their condition prior to such casualty because insurance proceeds are not available, Lessee may terminate this Lease.

26. Condemnation: If more than fifteen percent (15%) of the Premises is taken for any public or quasi-public purpose of any lawful government power or authority or sold to a governmental entity to prevent such taking, Lessee or Lessor may terminate this Lease as of the date when physical possession of the Premises is taken by the taking authority. If any portion of the Common Areas designated as "Access and Parking" on Exhibit A which, in the reasonable opinion of Lessee, materially interferes with the conduct of Lessee's business in the ordinary course is so taken or sold and Lessor is unable to provide within a reasonable time an alternative reasonably acceptable to Lessee, Lessee may terminate this Lease as of the date when physical possession of such Common Areas is taken by the taking authority. Lessee shall not because of such taking assert any claim against Lessor or the taking authority for any compensation because of such taking, and Lessor shall be entitled to receive the portion of the award attributable to the Lot and Building without deduction for any estate or interest of Lessee, and Lessee shall be entitled to receive the portion of the award attributable to Lessee's furniture, fixtures and equipment and for business interruption. If this Lease is not terminated by Lessor or Lessee, Lessor shall promptly proceed to restore the Premises, Building or Common Areas to substantially the same condition prior to such partial taking, allowing for the reasonable effects of such taking, and a proportionate allowance shall be made to Lessee for the Rent and a reduction in Lessee's share of other amounts shall be made, in each case corresponding to the time during which, and to the part of the Premises of which, Lessee is deprived and to the extent of the permanent interference with Lessee's business on account of such taking and restoration. Lessor shall not be required to spend funds for restoration in excess of the amount received by Lessor as compensation awarded.

27. Environmental Matters/Hazardous Materials:

A. Hazardous Materials Disclosure Certificate. Concurrently with executing this Lease, and within thirty (30) days of each anniversary of the Commencement Date during the Term of this Lease, Lessee shall execute, and deliver to Lessor, the Hazardous Materials Disclosure Certificate (the "HazMat Certificate") in substantially the form attached hereto as Exhibit__, and any other reasonably necessary documents as requested by Lessor.

B. Definition of Hazardous Materials. As used in this Lease, the term Hazardous Materials shall mean and include (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by any Environmental Laws; (b) petroleum, petroleum byproducts, crude oil or any fraction thereof; (c) asbestos; (d) polychlorinated biphenyls; (e) radioactive materials; (f) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law (defined below); or (g) any materials which cause a nuisance upon or waste to the Premises, the Building, the Lot, the Park or any portion of any of the foregoing.

C. Prohibition; Environmental Laws. Subject to the remaining provisions of this Section 29, Lessee shall be entitled to use and store only those Hazardous Materials that are necessary for Lessee's business and to the extent disclosed in the HazMat Certificate, provided that such usage and storage is only to the extent of the quantities of Hazardous Materials as specified in the then applicable HazMat Certificate and provided further that such usage and storage is in full compliance with any and all local, state and federal environmental, health and/or safety-related laws, statutes, orders, standards, courts' decisions, ordinances, rules and regulations (as interpreted by judicial and administrative decisions), decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Lessee or all or any portion of the Premises (collectively, the "Environmental Laws"). Lessee agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate may be implemented only with the prior written consent of Lessor, which consent shall not be unreasonably withheld. The HazMat Certificate need not disclose minor quantities of cleaning solvents, office products and similar materials used in the ordinary course of business ("Excluded Materials"). Lessee shall not be entitled nor permitted to install any tanks under, on or about the Premises for the storage of Hazardous Materials without the express written consent of Lessor, which may be given or withheld in Lessor's sole discretion. Lessor shall have the right at all times during the Term of this Lease at reasonable times and upon reasonable notice to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Lessee is in compliance with the provisions of this Section 27 and (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about the Premises, the Common Areas and/or the parking lots (to the extent the Common Areas and/or parking lots are not considered part of the Premises), except such lists need not include Excepted Materials or fuel and similar materials in motor vehicles. The cost of all such inspections, tests and investigations shall be borne solely by Lessor.

D. Lessee's Environmental Obligations. Lessee shall give to Lessor immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials in violation of or required to be reported under Environmental Laws on, under or about the Premises, or in any Common Areas or parking lots (to the extent such areas are not considered part of the Premises). Lessee covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the intentional or negligent acts or omissions of Lessee or Lessee's Representatives at Lessee's sole cost and expense. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Lessee has obtained Lessor's prior written consent, which consent shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on the Premises, the Building, the Lot or the Park, or any portion of any of the foregoing. Notwithstanding the foregoing, Lessee shall be entitled to respond immediately to an emergency without first obtaining Lessor's prior written consent. Lessee, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction thereof. If Lessee fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate as required by this paragraph, Lessor may, but without obligation to do so, take any and all steps necessary to rectify the same and Lessee shall promptly reimburse Lessor, upon demand, for all reasonable costs and expenses to Lessor of performing investigation, clean up, removal, restoration, closure and remediation work. All such work undertaken by Lessee, as required herein, shall be performed in such a manner so as to enable Lessor to make full economic use of the Premises, the Building, the Lot and the Park for lawful commercial purposes after the satisfactory completion of such work.

E. Lessee's Environmental Indemnity. In addition to Lessee's obligations set forth above, Lessee agrees to, and shall, protect, indemnify, defend (with counsel reasonably acceptable to Lessor) and hold Lessor and Lessor's lenders, partners, property management company (if other than Lessor), agents, directors, officers, employees, representatives, contractors, shareholders, successors and assigns and each of their respective partners, directors, employees, representatives, agents, contracts, shareholders, successors and assigns harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses (including, without limitation, diminution in value of the Premises, the Building, the Lot, the Park, or any portion of any of the foregoing, damages for the loss of or restriction on the use of rentable or usable space), suits, administrative proceedings and costs (including, but not limited to, reasonable attorneys' and consultant fees and court costs) arising at any time during or after the Term of this Lease in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about the Premises, or in any Common

Areas or parking lots (to the extent such areas are not considered part of the Premises) as a result (directly or indirectly) of the intentional or negligent acts or omissions of Lessee or Lessee's Authorized Representatives. Neither the written consent of Lessor to the presence of Hazardous Materials on, under or about the Premises nor the strict compliance by Lessee with all Environmental Laws shall excuse Lessee and Lessee's officers and directors from its obligations of indemnification pursuant hereto.

F. Lessor's Environmental Indemnity. Lessor agrees to, and shall, protect, indemnify, defend (with counsel acceptable to Lessee) and hold Lessee and Lessee's partners, agents, directors, officers, employees, representatives, contractors, shareholders, successors and assigns and each of their respective partners, directors, employees, representatives, agents, contractors, shareholders, successors and assigns harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, attorneys' and consultant fees and court costs) arising at any time during or after the Term of this Lease in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about the Premises, or in any Common Areas or parking lots (to the extent such areas are not considered part of the Premises) as a result (directly or indirectly) of the intentional or negligent acts or omissions of Lessor or Lessor's Authorized Representatives.

In addition, Lessor expressly agrees that Lessor shall protect, indemnify, defend and hold Lessee and Lessee's partners, agents, directors, officers, employees, representatives, contractors, shareholders, successors and assigns harmless for any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs arising at any time during or after the term of this Lease related to, directly or indirectly, any of the contamination and/or hazardous substances located on the Premises or in any Common Areas or parking lots prior to execution of this Lease, including the contamination and/or hazardous substances identified in the "Remedial Action Summary and Site Closure Request, Former Sewage Lagoon Site, Auburn Washington", dated February 25, 1998, by GeoEngineers, or any of the studies and/or reports referenced in that document.

G. Lessor's Obligations. Lessor represents, warrants and agrees that, except as set forth in the Remedial Action Summary and Site Closure Request dated February 25, 1998 submitted by GeoEngineers, Inc. to the Washington Department of Ecology:

(a) Lessor has not, and to the best of Lessor's knowledge no other party, has used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Premises or transported to or from the Premises any Hazardous Material, except for any Hazardous Material used in the ordinary operation, repair and maintenance of the Premises and Building.

(b) Lessor will not use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the

Premises or transport to or from the Premises any Hazardous Material, except for any Hazardous Material used in the ordinary operation, repair and maintenance of the Premises and Building.

(c) Lessor has not, and to the best of Lessor's knowledge no other party has, removed any underground storage tanks from the Premises, and no underground storage tanks are located on the Premises.

(d) Lessor will give prompt written notice to Lessee of:

(1) any proceeding or inquiry by any governmental authority known to Lessor with respect to the presence of any Hazardous Material on the Premises or relating to any loss or injury resulting from any Hazardous Material not caused by Lessee;

(2) any action filed in State or Federal Court by any third party against Lessor or the Premises relating to any loss or injury resulting from any Hazardous Material; and

(3) Lessor's discovery as evidenced by receipt of written notice from any governmental authority or agency or by receipt of any environment report from a third party of any occurrence or condition on the Premises that could cause the Premises or any part thereof to be subject to any restrictions on occupancy or use of the Premises under any environmental law.

The provisions of Section 40D shall not apply to the obligations of Lessor or in any way limit the obligations of Lessor set forth in this Section 27G.

H. Survival. Lessee's and Lessor's obligations and liabilities pursuant to the provisions of this Section 27 shall survive the expiration or earlier termination of this Lease.

28. Right to Audit: Lessee shall have the right to inspect and audit Lessor's books and records relating to actual Operating Expenses and Tax Expenses. Such inspection and audit shall be conducted by Lessee during normal business hours at the principal place of business of Lessor's Agent or such other place of business of Lessor in the Seattle, Washington, area at which such books and records shall be kept in the ordinary course of business. If Lessee does not give Lessor notice of its intent to conduct such an inspection and audit within twelve (12) months of the date on which Lessor furnished Lessee with a statement for a calendar year during the Term, then such statement shall conclusively be deemed to be true and correct and Lessee shall have no further right to audit Lessor's books and records relating to actual Operating Expenses and Tax Expenses for such calendar year. If it shall be determined as a result of such audit that the Statement overstated the actual Operating Expenses and Tax Expenses, then Lessor shall immediately pay to Lessee an amount equal to Lessee's share of the amount by which the actual Operating Expenses and Tax Expenses were overstated. In addition, if the statement overstated the actual Operating Expenses and Tax Expenses by four percent (4%) or more, then Lessor shall pay to Lessee the reasonable and necessary fees and costs incurred by Lessee in conducting such audit. Any information gained by Lessee from such inspection and audit shall be confidential and shall not be disclosed other than to carry out the purpose hereof.

29. First Refusal - Lease: If Lessor intends to offer any unoccupied space in the Building (the "Option Space") for lease to a prospective tenant (the "Prospective Lease"), it will so advise Lessee in writing the ("Offer Notice"). The Offer Notice shall include all of the material terms and conditions (including allowances and free rent) on which Lessor is willing to lease the Option Space to the Prospective Lessee. Lessee shall have five (5) business days within which to elect in writing to lease the Option Space on terms and conditions set forth in the Offer Notice. If Lessee exercises its rights under this Section 29, Lessee and Lessor shall enter into a new lease or an amendment to this Lease reflecting the leasing of the Option Space on such terms.

30. Extension:

A. Lessee shall have the options to renew this Lease for three (3) successive additional terms of five (5) years each (each an "Additional Term") on the same terms and conditions as are provided herein except that (a) Rent for each Additional Term shall be determined in accordance with the provisions of Section 30.C and (b) there shall be no additional option to renew or extend this Lease.

B. Each such option shall be exercised by Lessee by written notice (the "Extension Notice") to Lessor at least six (6) months before the expiration of the original or prior Additional Term. Any termination of this Lease by Lessor in accordance with the terms hereof shall automatically terminate such options without further act by Lessor. It shall be a condition to the exercise of such second and third options that the prior option shall have been validly exercised.

C. The Rent for each Additional Term shall be an amount (the "FMV Rent") equal to the then fair market value of comparable space in the Kent Valley, Washington area (including Kent and Auburn, Washington) for each such Additional Term as determined below, but in no event less than the Rent then payable for the then current Term of this Lease. Within thirty (30) days of its receipt of the Extension Notice for an Additional Term, Lessor shall deliver to Lessee notice ("Lessor's Rental Notice") of Lessor's estimate of the FMV Rent for the Premises for the applicable Additional Term. If Lessor and Lessee cannot agree on the FMV Rent within fourteen (14) days of Lessee's receipt of Lessor's Rental Notice (the "Rental Notice Date"), the parties shall, within thirty (30) days after the Rental Notice Date, select a single appraiser who will determine the FMV Rent. If the parties cannot agree on a single appraiser, then each party will select an appraiser within said thirty (30) days, and such two (2) appraisers will select a third appraiser within seven (7) days of the date of the selection of such two (2) appraisers. The appraisers so selected shall all be members of the American Institute of Real Estate Appraisers, and in the case of the third appraiser chosen by the other two (2) appraisers, shall not have acted in any capacity for either Lessor or Lessee within five (5) years of such appraiser's selection.

The three (3) appraisers shall render their decision as to the FMV Rent for the Premises for the applicable Additional Term, and a decision by a majority of the appraisers shall be binding upon Lessor and Lessee. The costs of the foregoing appraisers will be borne equally by Lessor and Lessee.

31. Parking. Lessee shall have the use of the number of undesignated parking spaces set forth in the Basic Lease Information. Lessor agrees to use its reasonable best efforts to provide such parking adjacent to the Building.

32. Lessor's Title: If at the time of recording by Lessee of a notice or memorandum of lease there shall be any mortgage or mortgages affecting the Premises or the Park, or any portion thereof, Lessor shall obtain and deliver to Lessee within thirty (30) days after the date of such recording, an Agreement with respect to such mortgage or mortgages (in accordance with the provisions of Section 16.A). Lessee shall have the right, within thirty (30) days after the date of this Lease, at Lessee's cost and expense (except as hereinafter provided), to obtain a commitment for leasehold title insurance from a title insurance company of Lessee's selection, committing to insure Lessee's leasehold interest under this Lease. Lessor's will cooperate with Lessee with regard to such title insurance commitment, including using reasonable efforts (i) to cause such commitment to be issued by any title insurance company that may have issued a title insurance policy to Lessor, and (ii) to procure any "simultaneous issue" rate

(or similar discount) for the benefit of Lessee in conjunction with the issuance of any other title insurance policy on the Park. 33. Quiet Enjoyment:

Lessor covenants and agrees that Lessee, upon performance of its obligations under this Lease, shall peaceably and quietly hold and enjoy the Premises and shall have the rights to the Common Areas as provided for herein, throughout the Term of this Lease.

34. Lessee's Right to Cure:

If Lessor shall be in default hereunder, which default shall continue for thirty (30) days after written notice thereof from Lessee, then, in addition to any other right or remedy of Lessee under this Lease or otherwise, Lessee shall have the right, but not the obligation, to cure such default, in which event Lessor shall pay to Lessee, upon demand, the reasonable cost thereof plus interest (as hereinafter provided) from the date of such cure by Lessee to the date of reimbursement to Lessee; provided, however, if such default is not susceptible of being cured within a period of thirty (30) days then, as long as Lessor shall commence the curing thereof within such time and shall proceed continuously with due diligence to cure the same, Lessee shall not have such right. If Lessor shall not reimburse Lessee as provided herein, Lessee, after the entering of a judgment in favor of Lessee in the Superior Court for King County, Washington or by the United States District Court for the Western District of Washington, shall have the right to deduct such amount to be reimbursed from any installment or installments of Rent or other charges due or becoming due under this Lease. If in Lessee's reasonable judgment an emergency shall exist, the thirty (30) day period shall be shortened to such reduced period, following notice, as shall be reasonable in the circumstances prior to Lessee curing such default; and Lessee's notice, in such an event, may be given by fax transmission or other substitute means of writing.

35. Payment of Costs:

A. Lessor acknowledges that Lessee currently is the lessee under a certain lease dated as of August 23, 1989 (the "Current Lease") of space at 4005 Sixth Avenue South, Seattle, Washington (the "Current Space") between the Executors of the Estate of A.H. Spear ("Spear") and Lessee (as successor to NutraSource) and that Lessee has entered into negotiations to sublease (a "Sublease" or the "Subleases") the Current Space to one or more persons (a "Sublessee" or the "Sublessees"). Lessor agrees to reimburse Lessee for the payment of fifty percent (50%) of the Subleasing Costs (defined below), up to a maximum payment by Lessor of $100,000. Payments by Lessor shall be made within ten (10) days following written request by Lessee (but in no event prior to August 31, 1998) setting forth in reasonable detail the amounts of Subleasing Costs paid by Lessee.

B. For purposes of this Lease, the term "Subleasing Costs" means all reasonable costs, typical fees and expenses incurred or payable by Lessee in connection with the Subleases, including (a) rent and other charges and payments payable under the Current Lease in excess of those received by Lessee under the Subleases, (b)

costs of demising walls, tenant improvements and similar work to the Current Space necessary for such subleasing or required under the Subleases and (c) brokerage fees relating to such subleasing.

36. Tax Incentives:

Lessor expressly acknowledges and agrees that Lessee would not enter into this Lease unless the Washington state sales and use tax exemption provided by RCW 82.08.820 and RCW 82.12.820 (the "Warehouse Tax Exemption") is available for Lessor's Work, Lessee's Work and other equipment and property to be installed by Lessee. Lessor shall take no action which would result in the loss or unavailability of the Warehouse Tax Exemption. Lessor and Lessee shall cooperate in filing quarterly applications for remittance with the Washington Department of Revenue, together with all other applications for refunds, reports, returns and other documents and keeping and disclosing all records and information necessary to take advantage of the Warehouse Tax Exemption and all other available state and local tax incentive programs. Lessor shall assign to Lessee the right to receive all tax refunds available to Lessor under the Warehouse Tax Exemption. If such assignment is not permitted, Lessor shall pay to Lessee, within ten (10) days of receipt, all tax refunds received by Lessor under the Warehouse Tax Exemption.

37. Reduction in Premises:

If within forty-five (45) days of the date hereof, Lessee has not received written assurances reasonably acceptable to it confirming that the Warehouse Tax Exemption and the full benefit thereunder relating to the Park (exclusive of buildings other than the Building) will be available exclusively for the benefit of Lessee, Lessee may elect to reduce the size of the Premises to approximately 160,000 square feet in accordance with revisions to Lessor's Plans (defined in the Work Letter) reasonably acceptable to Lessor and Lessee. In such event, the Rent and Lessee's share of Operating Expenses, Tax Expense and utilities shall be reduced in proportion to the reduction in the size of the Premises. Lessor and Lessee shall cooperate in good faith in carrying out the provisions of this Section 37.C and shall execute and deliver such amendments to this Lease and other documents and instruments as may be reasonably requested in connection therewith.

38. Special Termination: Notwithstanding anything to the contrary contained herein, in the event the Commencement Date has not occurred on or before August 1, 1999 (the "Outside Commencement Date") through no fault of Lessor or its Authorized Representatives, either Lessor or Lessee may terminate this Lease upon written notice to the other within thirty (30) days of the Outside Commencement Date, upon which all obligations of Lessor and Lessee shall terminate and be of no further force or effect.

39. Financial Statements: In the event Lessee is not required to file reports under the Securities and Exchange Act of 1934, as amended, within ten (10) days after Lessor's request Lessee shall deliver to Lessor the then current financial statements of Lessee (including interim periods following the end of the last fiscal year for which annual statements are available) which statements shall be prepared or compiled by a certified public accountant and shall present fairly the financial condition of Lessee at such dates and the result of its operations and changes in its financial positions for the periods ended on such dates. Lessee shall be required to comply with this provision only in the event Lessor is contemplating a sale or re-financing of the property and so notifies Lessee in writing. Lessor agrees that it will use its reasonable best efforts to keep such financial statements confidential and will not disclose the same except to its lenders or prospective purchasers (other than entities which are competitors of Lessee).

40. General Provisions:

A. Time. Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

B. Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

C. Recordation. Lessor agrees to execute, acknowledge and deliver a short form or memorandum of this Lease for recording purposes promptly upon the prior written request of Lessee.

D. Lessor's Personal Liability. Except as provided in Section 27G, the liability of Lessor (which, for purposes of this Lease, shall include Lessor and the owner of the Building if other than Lessor) to Lessee for any default by Lessor under the terms of this Lease shall be limited to the actual interest of Lessor and its present or future partners in the Park, including proceeds of insurance and rents and profits (collectively, "Lessor's Interest"), and Lessee agrees to look solely to Lessor's Interest for the recovery of any judgment against Lessor, it being intended that Lessor shall not be personally liable for any judgment or deficiency. The liability of Lessor under this Lease is limited to liability on account of acts and circumstances occurring during its actual period of ownership of title to the Building, and Lessor shall be released from liability upon transfer of title to the Building and the assumption in writing by the transferee of all obligations of Lessor hereunder.

E. Separability. Any provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provisions hereof and such other provision shall remain in full force and effect.

F. Choice of Law. This Lease shall be governed by the laws of the State of Washington.

G. Attorney's Fees. In the event any legal action is brought to enforce or interpret the provisions of this Lease, the prevailing party therein shall be entitled to recover all costs and expenses including reasonable attorneys' fees.

H. Entire Agreement. This Lease supersedes any prior agreements and contains the entire agreement of the parties on matters covered. No other agreement, statement or promise made by any party that is not in writing and signed by all parties to this Lease shall be binding.

I. Warranty of Authority. Each person executing this agreement on behalf of a party represents and warrants that (1) such person is duly and validly authorized to do so on behalf of the entity it purports to so bind, and (2) if such party is a partnership, corporation or trustee, that such partnership, corporation or trustee has full right and authority to enter into this Lease and perform all of its obligations hereunder.

J. Notices. All notices and demands required or permitted to be sent to the Lessor or Lessee shall be in writing and shall be sent by United States mail, postage prepaid, certified or by personal delivery or by overnight courier, addressed to Lessor at c/o Martin Smith Inc., 1109 First Avenue, Suite 500, Seattle, Washington 98101, Attention: H. Martin Smith III, or to Lessee at the Premises and c/o United Natural Foods, Inc., 260 Lake Road, Dayville, Connecticut 06241, Attention: Chief Financial Officer, and 12745 Earhart Avenue, Auburn, California 95602 or to such other place(s) as such party may designate in a notice to the other party given as provided herein. Notice shall be deemed given upon the earlier of actual receipt or the third day following deposit in the United States mail.

K. Interlineation. The use of underlining or strikeouts within the Lease is for reference purposes only. No other meaning or emphasis is intended by this use, nor should any be inferred.

L. Consent. Except as otherwise expressly provided in this Lease, whenever it is necessary under the terms of this Lease for either party to obtain the consent or approval of the other party, such consent or approval shall not be unreasonably withheld or delayed, and all such determinations shall be made on a reasonable basis and in a reasonable manner.

M. Force Majeure. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of god, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.

(the next page is the signature page)

IN WITNESS WHEREOF, this Lease is executed on the date and year first written above.

LESSOR:	LESSEE:

Valley Centre I, L.L.C.,	UNITED NATURAL FOODS, INC.,
a Washington Limited	a Delaware corporation
Liability Company

By:________________________	By:___________________________

Its:_______________________	Its:__________________________

STATE OF WASHINGTON
COUNTY OF ____________

On this ____ day of August, 1998, before me personally appeared _________________________, to me known to be the _________________ of Valley Centre I, L.L.C. and executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that (s)he was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunder set my hand and affixed my official seal the day and year first above written.

_____________________________
(Signature)

_____________________________
(Typed or printed name)
NOTARY PUBLIC in and for the
State of Washington, residing at
______________________________
My appointment expires:
______________________________

STATE OF WASHINGTON
COUNTY OF ____________

On this ____ day of August, 1998, before me personally appeared _________________________, to me known to be the _________________ of United Natural Foods, Inc. and executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that (s)he was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunder set my hand and affixed my official seal the day and year first above written.

_____________________________
(Signature)

_____________________________
(Typed or printed name)
NOTARY PUBLIC in and for the
State of Washington, residing at
______________________________
My appointment expires:
______________________________

EXHIBIT A

LEGAL DESCRIPTION
LOT 2 OF PROPOSED AUBURN SHORT PLAT
PORTION OF TAX LOT NO. 000080-0008

All that certain real property situate in the Incorporated Territory of the City of Auburn, King County, State of Washington, being a portion of the J.A. Lake Donation Land Claim No. 38 in the Southeast Quarter of Section 1, Township 21 North, Range 4 East, and Claim No. 41 in the Southwest Quarter of Section 6, Township 21 North, Range 5 East, Willamette Meridian, being also a portion of Lot B of City of Auburn Lot Line Adjustment No. LLA-0005-97, recorded under Recorder's File No. 9703181099, King County Records, and being more particularly described as follows:

Commencing at the Northeast Corner said J.A. Lake Donation Land Claim No. 41; Thence along the centerline of 30th Street N.E. North 88°49'52" West 1460.91 feet; Thence leaving said centerline, South 00°51'25" West 30.00 feet, to the Northeast Corner of said Lot B of Auburn LLA-0005-97, said point being the TRUE POINT OF BEGINNING of the herein described parcel of land;

THENCE, continuing along the East line of said Lot B, South 00°51'25" West 1340.02 feet;
THENCE, leaving said East line, North 88°49'52" West 525.01 feet;
THENCE, North 00°51'25'' East 155.00 feet;
THENCE, North 88°49'52'' West 42.49 feet;
THENCE, North 00°53'56" East 1185.02 feet to the South Line of 30th Street N.E.;
THENCE, parallel with and 30.00 feet South from the centerline of 30th Street N.E., South 88°49'52" East 566.63 feet to the True Point of Beginning.

EXCEPT, the Easterly 59.00 feet thereof, as conveyed by Deed recorded under King County recording No. 98030617151.

8/3/98
EXHIBIT B
WORK LETTER

1. GENERAL
1.1 Lessor Construction. Lessor shall, at its sole cost and expense, construct the Building and all components thereof in a good and workmanlike manner, including construction and installation of (a) the Leasehold Improvements (defined below), (b) the foundation, (c) the non-combustible structural shell (including all necessary columns, beams, joists, girders, roof decking, parapets, insulation, fireproofing and roofing), (d) the demising walls (including demised area exterior finish treatments and storefront windows), (e) utility services to the Premises (at points and elevations designated by Lessee), (f) the reinforced concrete floor slab in the Premises, (g) ESFR sprinkler system not requiring further "in-rack" sprinkler equipment, (h) warehouse and office lighting and (i) loading dock and receiving area (including lighting), all in accordance with the plans prepared by Lessor and approved by Lessee pursuant to the provisions of Section 2.l hereof (all of such improvements being hereinafter collectively referred to as the "Building"). In addition, Lessor, at its sole cost and expense, shall construct all Common Areas in the Development, such obligation to include without limitation (i) the preparation of all site development documents necessary for excavation, grading, utility extension, paving, landscaping and installation of concrete curbs, sidewalks and site lighting, and (ii) the construction and completion of the site development work in accordance with such documents. Lessor shall construct and design all of the improvements which are the responsibility of Lessor in full conformity with all local, state and national laws, rules, regulations and codes (collectively, "Applicable Codes"), including, without limitation, those which address egress, ingress, fire safety, accessibility for persons with disabilities, and structural safety.
1.2 Leasehold Improvements. Included in the Building are the following improvements which will be designed and constructed to meet particular needs of Lessee (the "Leasehold Improvements"): (a) approximately 8,000 square feet of office space below mezzanine; (b) approximately 16,000 square feet of mezzanine space supporting a live load of 175 pounds per square foot; (c) twenty (20) hydraulic dock/elevators with shelters and lights; (d) approximately 8,000 square feet of additional slab improvements, including insulation and electrical and drain lines for Lessee's freezer/cooler area. Lessee shall be solely responsible for the construction and installation of Lessee's cooler/freezer equipment,

2

racking systems, phone and computer cabling and material handling equipment (collectively, "Lessee’s Work”).
2. DESIGN.
2.1 Lessor's Plans and Specifications. Within ten (10) days after the date of this Lease, Lessor, at its cost and expense, shall prepare and submit for Lessee’s review detailed plans and specifications for the Building and the Common Areas (“Lessor’s Plans”). Lessor’s Plans shall include, without limitation, a complete package of architectural, structural, mechanical, engineering and plumbing plans and specifications (including civil engineering plans for the Project, if available) for: (a) the Building (including the Leasehold Improvements); (b) the loading dock and receiving area; and (c) any parking structures and any other structures or installations to be located above, below or adjacent to the Premises. Within ten (10) days after receiving Lessor’s Plans, Lessee shall approve or disapprove the same, and within ten (10) days of Lessor's receipt of Lessee's review comments on Lessor's Plans, Lessor shall, prepare revised plans and specifications and submit them to Lessee for review. In the event Lessee has any additional comments, Lessor shall, within ten (10) days after such comments are made, resubmit revised plans and specifications for Lessee’s review. The right of Lessee to approve, review and comment on Lessor’s Plans shall not relieve

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Lessor from any liability concerning the completeness, accuracy or integrity of such plans and specifications or their compliance with Applicable Codes. Unless otherwise indicated, references herein to Lessor's Plans shall be deemed to refer respectively to the last set of plans and specifications (including revisions thereto) approved as provided herein.
2.2 Lessee's Plans and Specifications. After Lessor's Plans have been revised in accordance with Lessee's review comments, Lessee shall prepare and deliver to Lessor detailed plans and specifications for Lessee's Work (“Lessee’s Plans”), and Lessor shall have ten (10) days after receipt thereof to notify Lessee in writing of any objections that Lessor may have thereto. Within ten (10) days after Lessee's receipt of such objections, Lessee shall prepare revised plans and specifications and submit them to Lessor, and Lessor shall have ten (10) days after receipt thereof to notify Lessee in writing of any objections that Lessor may have thereto. If Lessor so objects, Lessee shall have ten (10) days to prepare and submit revised plans and specifications to Lessor. Notwithstanding any provision to the contrary contained in this Lease, Lessor’s right to approve Lessee's Plans shall be limited only to those matters which materially and adversely impact the structural components of the Building, the utility systems serving the Park, or the aesthetic compatibility of the exterior of the

4

Premises with the remainder of the Project. Lessee’s Plans shall be deemed approved for all purposes if Lessee does not receive Lessor's written objections to same within the period specified above. Lessee may release Lessee’s Plans for competitive bids and submit them for governmental review prior to receipt of Lessor's approval thereof.
2.3 Permits; Compliance; Coordination.  Lessor shall apply to the appropriate governmental authorities, public utilities, or other entities for all permits and approvals necessary for Lessor's construction of the Building, Common Areas and the remainder of the Park. All such applications shall be made in a timely manner so that the necessary permits and approvals may be obtained prior to the deadlines set forth in this Exhibit B and the Lease. Lessee shall apply to the appropriate governmental authorities for all permits and approvals necessary for the construction and installation of Lessee's Work to be constructed by Lessee within the Premises. If so requested by Lessee, Lessor (and Lessor's architect) shall assist Lessee in obtaining Lessee's building permits; provided, however, Lessee shall reimburse Lessor for its reasonable architect's fees and out-of-pocket costs incurred in so assisting Lessee. Lessor and Lessee shall be responsible for compliance with their respective final plans and specifications and

5

all Applicable Codes in connection with their respective construction responsibilities.
2.4 Approval of Plans and Costs. Lessee shall have the right to approve Lessor’s Plans and the Leasehold Improvement Cost (defined below), which approval shall not be unreasonably withheld, and Lessor shall have the right to approve Lessee’s Plans, which approval shall not be unreasonably withheld.
2.5 Changes to Plans. Neither party shall make any material change to any plans previously approved by the other without such other party’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
2.6 Leasehold Improvement Cost. Within ten (10) days of Lessee's approval of final plans for the Leasehold Improvements, Lesser shall deliver to Lessee Lessor’s reasonable estimates, based on contractors’ bids or similar information, of the cost to design and construct the Leasehold Improvements (the "Leasehold Improvement Cost"), which cost shall be subject to Lessee’s written approval, which approval shall not be unreasonably withheld or delayed. If the Leasehold Improvement Cost is greater than $690,000 (the “TI Allowance") and Lessee approves the Leasehold

6

Improvement Cost, Lessee shall pay Lessor such excess amount on the Commencement Date (defined in the Lease) or, if such amount is $50,000 or less, elect to have such amount, with interest at the annual rate of eleven percent (11%) included in Rent and paid over the initial Term. If the Leasehold Improvement Cost is less than the TI Allowance and Lessee approves the Leasehold Improvement Cost, Lessor shall pay to Lessee on the Commencement Date the amount by which the Leasehold Improvement Cost is less than the TI Allowance (the “TI Payment”). In the event Lessee does not approve the Leasehold Improvement Cost, Lessee and Lessor shall negotiate in good faith to either modify the plans relating to the Leasehold Improvements in order to achieve an acceptable cost or seek other contractors to perform the work relating to the Leasehold Improvements.
3. CONSTRUCTION REQUIREMENTS.
3.1 Building. Promptly after Lessor’s receipt of the necessary building permits, Lessor, at its cost and expense, shall commence construction of the Building, Common Areas and any related portions of the Park and shall thereafter diligently and continuously prosecute said construction to its completion in accordance with Lessor’s Plans and Applicable Codes.
3.2 Acceptance of Building. Lessor shall notify Lessee in writing at least forty-five (45) days in advance of the date of the

7

expected data of substantial completion of the Building and Common Areas. Immediately upon the actual completion of the Building as required hereunder, Lessor shall deliver to Lessee certificates from Lessor's architect and Lessor's engineer certifying to Lessee that Lessor’s work has been constructed in accordance to Lessor’s Plans and all Applicable Codes. Lessee and Lessee's architect shall then have the right to inspect the Building to verify that the Building has been completed in accordance with the approved Building plans and specifications. Upon completion of said inspection, Lessee shall in writing either inform Lessor that Lessee is accepting the Building or specify any items that must be completed and/or corrected by Lessor before Lessee will accept the Building. If the Building is not accepted by Lessee, Lessor shall promptly and diligently prosecute the completion and/or correction of the items specified by Lessee and shall notify Lessee immediately upon the completion or correction of such items. Lessee shall then have the right to inspect the Building to verify that the Building has been properly completed (and if the Building is still not so completed, the right to specify remaining defects and, in each instance where defects are specified, the further right to inspect the Building to verify the correction of said defects prior to Lessee's acceptance of the Building). If the Building has been properly completed, Lessee shall, promptly after its final

8

inspection of the Building, inform Lessor in writing of Lessee's acceptance of the Building. Upon acceptance of the Building by Lessee, (i) Lessor shall deliver possession of the Premises to Lessee and (ii) Lessor, its contractor and subcontractors (other than personnel who may be designated, with Lessee's approval, to correct minor construction deficiencies and whose work shall not interfere with Lessee's contractor(s)) shall vacate the Premises. Lessor and Lessee shall, and shall cause their respective contractors, engineers and architects to, act reasonably and in good faith in connection with the acceptance of the Building and the correction of any work necessary for such acceptance.
3.3 Access; Schedule; Storage. In addition to Lessee's rights under Section 2 of the Lease, Lessee may enter the Building for the purpose of inspecting and making engineering studies prior to Lessor's delivery of the Building, provided such entry shall not substantially interfere with Lessor’s work. Upon delivery of the Building, Lessor shall, at Lessor’s sole cost and expense, provide Lessee (a) adequate access to the Premises for the purpose of transporting personnel, equipment and supplies to the Premises; (b) a written construction schedule, subject to Lessee's approval, setting forth all activities adjacent to the Premises and/or having an effect on

9

construction on the Premises or operation of Lessee's business in the Premises; and (c) approximately 10,000 square feet of area immediately adjacent to the Building for use by Lessee and its contractors as a storage and staging area during construction of Lessor's Work and Lessee’s Work (the "Staging Areas"). Lessor shall permit access to and from the Premises and the Staging Area by Lessee and its contractors.
3.4 Incomplete or Nonconforming Work. If at any time after Lessee enters upon the Premises, Lessee or its contractor shall discover (a) that these is a material variance in the condition or state of the work or of the Premises from that represented by Lessor, its agents or contractors, or (b) that Lessor’s work does not conform in a material respect to the terms of this Work Letter and the Lease (in each case, “Deficient Work”), Lessee shall within thirty (30) days notify Lessor, and Lessor shall promptly commence and diligently pursue necessary action to correct Deficient Work.
3.5 Construction Inspection. Lessee’s architect shall have the right to enter the Premises during Lessor's construction of the Building to confirm that the Building is being constructed in accordance with the approved Building plans and specifications. Lessor's architect shall have the right to enter the Premises during Lessee's construction of Lessee’s Work to

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confirm that it is being constructed in accordance with Lessee's Plans.
3.6 Warranties. Lessor shall deliver to Lessee copies of and make available for the benefit of Lessee all warranties provided by contractors and subcontractors.
4. COST OF CONSTRUCTION.
4.1 Lessor’s Costs. The costs of the following items (whether already incurred by Lessor or incurred after the date hereof) shall be the sole cost and expense of Lessor: (a) acquisition and preparation of the Lot; (b) any brokers' fees and commissions; (c) Lessor’s interim and permanent interest, loan fees and finder’s fees (including without limitation service charges, financing points, title insurance premiums, escrow costs, legal fees and the like); (d) Lessor’s site plans; (e) surveys and soils reports; (f) the cost of meeting Lessor’s obligations under this Exhibit B, (g) the cost of eliminating, correcting or compensating for any variances of boundaries, site grades, utilities, easements, and the like as described in the final plans and specifications from those grades, boundaries, utilities, easements and the like actually existing on Lessee's start of construction; (h) recording fees; (i) work off the Premises (including without limitation the cost of installing Lessor's landscaping and constructing the Common Area

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improvements); (j) Lessor's professional fees and expenses; and (k) any other costs or charge associated with the Park, except for those for which Lessee is responsible under the express terms of this Exhibit B and the Lease.
4.2 Change Orders. If after the date final plans for the Leasehold Improvements and the Leasehold Improvement Cost have been approved by Lessee, Lessee requests modifications to the Leasehold Improvements or plans relating thereto for reasons other than Lessor's failure to perform its obligations under this Exhibit B and the Lease, the actual cost thereof shall be added to the Leasehold Improvement Cost for purposes of determining payments under Section 2.6 of this Exhibit B.
5.  COMMON AREA AND OTHER CONSTRUCTION. Lessor, at its sole cost and expense, shall be responsible for construction of the improvements in the Common Area as defined in the Lease and as shown on Exhibit A to the Lease (including, without limitation, the parking areas, entrances and accessways, lighting and landscaping), as shown in Landlord's Plans (all of which shall be included in Lessor's Work), and in compliance with Applicable Codes. Such Common Area improvements shall be completed as provided in the Lease. Construction of the Common Area and other improvements shall be conducted so as to (a) minimize

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inconvenience to Lessee and (b) not impede Lessee's access to the Premises.
6. MISCELLANEOUS. This Exhibit B (the “Work Letter") is attached to and is a part of a certain Lease Agreement dated as of August 3, 1998, as the same may be amended from time to time (said Lease Agreement, together with any such amendments being referred to in this Work Letter as the “Lease”) between Valley Centre I, L.L.C. ("Lessor”) and United Natural Foods, Inc. ("Lessee”). Capitalized terms not defined in this Work Letter and defined in the Lease shall have the meanings provided in the Lease unless the context otherwise requires.
IN WITNESS WHEREOF, the undersigned have executed this Work Letter as of the date written below.
VALLEY CENTRE I, L.L.C.
By:
August 3, 1998

UNITED NATURAL FOODS, INC.
By:
August 3, 1998

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EXHIBIT C

EXCLUSIONS FROM OPERATING COSTS

(i) Costs incurred in connection with the original construction of the Building and Common Areas or with any major changes to the Building;

(ii) Costs of alterations or improvements of other lessees’ premises;

(iii) Depreciation, interest and principal payments on any mortgages or other debt;

(iv) The costs of correcting any defects or inadequacy in the design or construction of the Building or Common Areas;

(v) Costs resulting from the negligence of the Lessor, its agents, servants or employees;

(vi) Professional fees of lawyers, space planners, real estate brokers, leasing commissions and actual advertising (exclusive of advertising firms) incurred in connection with the leasing and fit-up of the Building;

(vii) Costs for which Lessor is reimbursed by any insurance or any lessee, which Lessor agrees to use reasonable efforts to pursue;

(viii) Any bad debt loss, rent or reserves for bad debts;

(ix) Expenses of any extraordinary services provided to any other lessees of the Building;

(x) Costs associated with the operation of the business of the Lessor as distinguished from the cost of operation of the Building, such as corporate accounting and legal matters, costs of defending any lawsuits, costs of selling, financing, mortgaging or otherwise transferring any of Lessor's interest in the Building, Lot or Park;

(xi) Any fines, penalties or interest incurred by Lessor not relating to any amounts Lessee has failed to pay under the Lease;

(xii) All cash discounts, or quantity discounts received by Lessor or its managing agent with respect to purchase of goods, inventory and services;

(xiii) Costs associated with any repair or replacement of items arising by reason of violations of applicable laws by the Lessors, its agents, employees or contractors;

(xiv) The cost of all other capital items may be included only to the extent amortized over the actual useful life of the items.

(xv) Costs associated with the operation of any facility which Lessor operates for a separate fee charged to Lessee.

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EXHIBIT D
RULES AND REGULATIONS

1.
Tenant shall not obstruct or permit its agents or clerks to obstruct, in any way, the sidewalks and area immediately in front of the office areas of the building, or use in any other way than as a means of pedestrian passage to and from the offices of Tenant; bring in, store, test or use any materials in the building which could cause a fire or an explosion or produce any fumes or vapors; throw substances of any kind out of the windows or doors.

2.
Water closets and urinals shall not be used for any purpose other than those for which they are constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them.

3.	Waste and excessive or unusual use of electricity or water is prohibited.

4.
The windows, doors, partitions and lights that reflect or admit into Building shall not be obstructed. NO SIGNS, ADVERTISEMENTS, OR NOTICES SHALL BE INSCRIBED, PAINTED, AFFIXED OR DISPLAYED IN, ON, OR UPON OR BEHIND ANY WINDOWS, except as may be required by law or agreed upon by the parties; and no sign, advertisement or notice shall be inscribed, painted or affixed on any doors, partitions or other part of the inside of the Building, without the prior written consent by Landlord. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Landlord, but the cost of the same shall be charged to and be paid by Tenant, and Tenant agrees to pay the same promptly on demand.

5.
No additional lock or locks shall be placed by Tenant on any door in the Building, without prior written consent of Landlord. Two keys will be furnished Tenant by Landlord; two additional keys will be supplied to Tenant by Landlord, upon request, without charge; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not change any locks. All keys to doors shall be returned to Landlord at the termination of the tenancy, and in the event of loss of keys furnished, Tenant shall pay Landlord the cost thereof.

6.	No animals of any kind shall be brought into or kept in or about the premises.

7.
The premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited except preparation of lunches and normal use of lunch room. Vending machines for coffee and rolls are permitted.

8.
No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached or hung in, or used in connection with any window or door of the Premises, without the prior written consent of the Landlord. Such curtains, blinds and shades must be of quality, type, design and color and attached in a manner of approved by Landlord.

9.	Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

10.	Each Tenant, before closing and leaving the premises, shall ensure that all windows are closed, all entrance doors are locked, and lights are out.

11.
Any remodeling or Tenant Improvements which could include but not be limited to, such as: lighting or plumbing fixtures, heating elements, construction of partitions or walls, window coverings, electrical outlets and all other building improvements shall be approved in writing by Landlord prior to any work commencing with a cost of more that $5,000.00.

12.
Tenants and Tenant’s employees shall park within striped parking stalls only; no parking shall be permitted in any driveway area not striped for parking. All Tenant trucks and/or trailers in excess of eighteen (18) feet in length shall not be permitted to park on the premises except for loading/unloading or within Tenant’s warehouse space or in the areas of the Park specifically striped for tractor-trailer parking.

13.
No storage or staging of any materials, supplies or equipment, recreational vehicles or equipment, or other personal property, being utilized or owned by Tenant shall be permitted outside of the leased office/warehouse premises.

RULES AND REGULATIONS
EXHIBIT D

14.
Garbage dumpster facilities are designed for normal office and warehouse utilization. If Tenant’s utilization is in excess of this norm, Tenant will be responsible for the disposal of all excess garbage material at his own expense. Additional Tenant-owned or leased dumpsters may be stored only in areas authorized by Landlord. Landlord agrees to act reasonably upon the written request for such additional facilities, taking into consideration the needs of all Tenants, and the reasonable use of the premises and adjoining property owned by Landlord.

15.
The following sign criteria for the Park have been established for the purpose of maintaining the overall appearance for the benefit of all Tenants. No deviation from the standard shall be permitted without prior approval by Landlord.

The criteria has also been established to provide maximum continuity with the environment and an architectural integration with the project. The signage guidelines are in accordance with the Redmond Community Development Code, Section 20c20.230.

A.	SIGN ADMINISTRATION:

1.
Tenant is responsible for the installation maintenance and removal of its sign in a manner acceptable to and consistent with the high standards of the Park. All costs incurred to provide sign maintenance will be at Tenant’s expense. Tenant is responsible for obtaining approval of exterior signage from the Landlord and the City of Auburn prior to installation. All costs associated with sign permit approval are the responsibility of the Tenant.

2.	Upon the termination of Tenant’s lease, the sign will be remove and any damage to the building shall be repaired at the Tenant’s expense.

3.	No additional exterior signage will be allowed on the face of the structure.

4.	Signs installed without approval or contrary to the criteria will be removed by Landlord at Tenant’s expense.

5.	In the event of any conflict between Tenant and Landlord in regard to the application of these criteria, the Landlord’s decision shall be final and binding upon the Tenant.

B.	SIGN SPECIFICATIONS:

1.	Addresses shall be 4” high white vinyl on the face of the awnings above the Tenant entry doors.

2.	Tenant Signage

a)	Tenant’s names will be limited to the upper facade of the individual tenant space. Tenants shall locate signage over main entry doors.

b)
The letters for tenant signs shall be 20” maximum, dimensional foam letter painted of a color approved by the Landlord. The letters will be mounted with adhesive directly to the building surface. Maximum sign coverage will not exceed 40 square feet. Tenant signage may contain logos or more than on row of information provided that the total sign area of 40 square feet is not exceeded and the number of rows of information presents and professional appearance.

c)	All signs must be approved in writing by Landlord, including both “XXXXXXXX” and “outside” signs.

RULES AND REGULATIONS